RESEARCH AGREEMENT
AMONG
CALVERT SOCIAL INVESTMENT FUND
CALVERT WORLD VALUES FUND, INC.
CALVERT IMPACT FUND, INC.
AND
NORRIS A. (DARYN) DODSON IV

            RESEARCH AGREEMENT, made this 1st day of January, 2011, by and, separately as to itself, each of  between Calvert Social Investment Fund, a Massachusetts business trust, Calvert World Values Fund, Inc., a  Maryland corporation, Calvert Impact Fund,  a Maryland corporation (each, a “Fund”), and Norris A. (Daryn) Dodson IV (“Dodson”).

RECITALS

            WHEREAS, each Fund is registered as an investment company under the Investment Company Act of 1940; and invests in certain types of securities generally referred to by the Fund in its prospectus as special equities (“Special Equities”); and

            WHEREAS, the Funds desire to retain Dodson to furnish the Funds with program support and research services in connection with the Funds’ Special Equities Programs;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

            1.         Research Services.  Dodson will provide the Funds with program support services and investment research concerning prospective and existing Special Equities investments and provide such research-related services as Funds may from time to time reasonably request in accordance with Funds’ stated objectives as communicated in writing to Dodson.  For all purposes stated herein, Dodson will be deemed an independent contractor and will not have custody of any of the assets of Funds nor authority to make investment decisions on behalf of Funds.  Dodson’s functions are limited to support, research and related services with respect to Special Equities and do not involve the furnishing of advice or making recommendations regarding a Fund’s purchase or sale of securities.

            2.         General Duties.  Dodson will provide the services hereunder in accordance with the Funds’ investment objectives, policies and restrictions as presently in effect and as they may be amended or supplemented from time to time.  Dodson will cooperate with Funds’ Senior Venture Analyst, investment advisor and/or administrator in providing services under this Agreement.  In addition, Dodson agrees that he will comply with all applicable laws, including the rules and regulations of the Securities and Exchange Commission, pertaining to the performance of his services under this Agreement.

            3.         Exclusive Arrangement.  During the term of this Agreement, Dodson agrees that neither he nor any company that he controls shall provide research or investment services to any other investment company, public or private, other than a regulated investment company advised or distributed by Calvert Group, Ltd. or any of its affiliates.

            4.         Compensation.  For his services under this Agreement, the Funds participating in the Special Equities program, in aggregate, will compensate Dodson at the fee of $48.45 per hour (average of 36 hours per week). The pro rata share of each Fund shall be determined in accordance with the allocation determined by the Funds’ respective Boards of Trustees/Directors.

            5.         Expenses.  During the term of this Agreement, Fund may pay reasonable expenses incurred by Dodson in connection with his activities under this Agreement; provided, however, that expenses must be approved by the Special Equities Committee Chair prior to Dodson’s incurring any obligation for such expenses.

            6.         Confidentiality; Other Business.  Dodson agrees that he will hold in the strictest confidence all information relating to Funds.  In addition, Dodson agrees that he will not solicit any of Fund’s shareholders for any purpose. Dodson further agrees to disclose any and all business relationships on the attached conflict of interest form.

            7.         Duration.  This Agreement will become effective January 1, 2011,  unless sooner terminated as provided herein, shall continue in effect for an initial period of three (3) months from such date.  If the parties agree to continue the Agreement after such date, then this Agreement shall continue as to a Fund unless (a) either the Fund or Dodson provides written notice to the other party at least 60 days prior to the termination date specified in such notice, or (b) this Agreement is terminated pursuant to paragraph 8 below.

            8.         Termination.  This Agreement may be terminated by either party for cause, which includes failure of Dodson to provide services described in paragraph 1 or perform the duties described in paragraph 2, which termination shall be effective immediately or as may be otherwise specified by the terminating party.  This Agreement will be automatically terminated by the death or incapacity of Dodson.

            9.         Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

            10.       Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement is not to be affected thereby.  This Agreement will be governed by Maryland law, without regarding to its principles of conflict of laws.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

CALVERT SOCIAL INVESTMENT

FUND

By:  ______________________

CALVERT WORLD VALUES

FUND

By:  ________________________

CALVERT IMPACT FUND, INC.

By:  _________________________

NORRIS A. DODSON IV

_____________________________